Exhibit 21




Subsidiaries of First Security Group, Inc.                State of Incorporation

Dalton Whitfield Bank                                     Georgia

Frontier Bank                                             Tennessee
(Frontier Bank also does business under the name "First
Security Bank")

First State Bank                                          Tennessee
(First State Bank also does business under the name
"FSGBank")




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